Filed Pursuant to Rule 424(b)(3)
Registration No. 333-250964

PROSPECTUS SUPPLEMENT NO. 7

(to prospectus dated March 25, 2021)

Up to 42,437,330 Shares of Common Stock

166,333 Warrants to Purchase Common Stock

This prospectus supplement no. 7 (this “prospectus supplement”) amends and supplements the prospectus dated March 25, 2021 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-250964). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 30, 2021 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and warrants are listed on The Nasdaq Capital Market under the symbols “CERE” and “CEREW”, respectively. On July 28, 2021, the closing price of our common stock was $24.94 per share and the closing price of our warrants was $13.15 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 30, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2021

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39311	85-3911080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Jacobs Street, Suite 200

Cambridge, MA 02141

(Address of principal executive offices, including zip code)

(844) 304-2048

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERE	The Nasdaq Capital Market
Warrants to purchase one share of common stock at an exercise price of $11.50	CEREW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On July 30, 2021, Cerevel Therapeutics Holdings, Inc. (the “Company”) issued a press release announcing the redemption of all of its outstanding public warrants to purchase shares of the Company’s common stock that were issued under the Warrant Agreement, dated as of June 9, 2020 (the “Warrant Agreement”), by and between the Company (f/k/a ARYA Sciences Acquisition Corp II) and Continental Stock Transfer & Trust Company, as warrant agent. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

A copy of the Notice of Redemption delivered by the Company is filed as Exhibit 99.2 hereto and is incorporated herein by reference. None of this Current Report on Form 8-K, the press release attached hereto as Exhibit 99.1 nor the Notice of Redemption attached hereto as Exhibit 99.2 constitutes an offer to sell or the solicitation of an offer to buy any Company securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

99.1	Press Release issued by the Company on July 30, 2021.

99.2	Notice of Redemption, dated July 30, 2021.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEREVEL THERAPEUTICS HOLDINGS, INC.

By:	/s/ Kathy Yi
Name:	Kathy Yi
Title:	Chief Financial Officer

Date: July 30, 2021

2

Exhibit 99.1

Cerevel Therapeutics Announces Redemption of Public Warrants

CAMBRIDGE, Mass., July 30, 2021 – Cerevel Therapeutics (Nasdaq: CERE; CEREW) (the “Company”), a company dedicated to unraveling the mysteries of the brain to treat neuroscience diseases, today announced that on August 30, 2021 at 5:00 p.m. ET, it will redeem all of its outstanding public warrants to purchase shares of the Company’s common stock that were issued under the Warrant Agreement, dated as of June 9, 2020, by and between the Company (f/k/a ARYA Sciences Acquisition Corp II) and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent.

Each such public warrant may be exercised by the holder thereof to purchase one share of the Company’s common stock at the exercise price of $11.50 per public warrant. Any such public warrants that remain unexercised following 5:00 p.m. ET on August 30, 2021 will be void and no longer exercisable, and the holders of those public warrants will be entitled to receive only the redemption price of $0.01 per warrant. As a result of the redemption, the public warrants will cease to be traded on Nasdaq following the close of trading on August 30, 2021.

Beneficial holders seeking to exercise public warrants should contact their brokerage firm as soon as possible to process the warrant exercise in advance of the redemption date. Brokers may have an earlier deadline for beneficial holders to exercise their public warrants than the deadline set forth above.

Under the terms of the Warrant Agreement, the Company is entitled to redeem all of such outstanding public warrants if the last sale price of the Company’s common stock reported is at least $18.00 per share on each of twenty trading days within a thirty trading day period. This share price performance requirement was satisfied as of July 27, 2021. Warrants to purchase common stock that were issued under the Warrant Agreement in a private placement and still held by initial holders thereof or their permitted transferees are not subject to this redemption.

Continental, in its capacity as warrant agent, has delivered a notice of redemption to each of the registered holders of such outstanding public warrants on behalf of the Company.

The shares of common stock underlying such public warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (File No. 333-250964).

Questions concerning redemption and exercise of such public warrants can be directed to Georgeson, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, telephone number (888) 663-7851.

None of the Company, its board of directors or employees have made or are making any representation or recommendation to any warrant holder as to whether to exercise or refrain from exercising any warrants. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Cerevel Therapeutics

Cerevel Therapeutics is dedicated to unraveling the mysteries of the brain to treat neuroscience diseases. The company is tackling diseases with a targeted approach to neuroscience that combines expertise in neurocircuitry with a focus on receptor selectivity. Cerevel Therapeutics has a diversified pipeline comprising five clinical-stage investigational therapies and several pre-clinical compounds with the potential to treat a range of neuroscience diseases, including Parkinson’s, epilepsy, schizophrenia, and substance use disorder. Headquartered in Cambridge, Mass., Cerevel Therapeutics is advancing its current research and development programs while exploring new modalities through internal research efforts, external collaborations, or potential acquisitions. For more information, visit www.cerevel.com.

Forward Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, express or implied statements regarding the terms of the redemption and the amount of redemption requests made by holders of public warrants. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties, including, among others: clinical trial results may not be favorable; uncertainties inherent in the product development process (including with respect to the timing of results and whether such results will be predictive of future results); the impact of COVID-19 on the timing, progress and results of ongoing or planned clinical trials; other impacts of COVID-19, including operational disruptions or delays or to our ability to raise additional capital; whether and when, if at all, our product candidates will receive approval from the FDA or other regulatory authorities, and for which, if any, indications; competition from other biotechnology companies; uncertainties regarding intellectual property protection; and other risks identified in our SEC filings, including those under the heading “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on May 17, 2021 and our subsequent SEC filings. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Media Contact:

Kate Contreras

Real Chemistry

kcontreras@realchemistry.com

Investor Contact:

Matthew Calistri

Cerevel Therapeutics

matthew.calistri@cerevel.com

Exhibit 99.2

BY FIRST CLASS MAIL

July 30, 2021

NOTICE OF REDEMPTION

TO THE HOLDERS OF CEREVEL THERAPEUTICS HOLDINGS, INC.

PUBLIC WARRANTS (CUSIP No. 15678U102)*

NOTICE IS HEREBY GIVEN, as of July 30, 2021, that Cerevel Therapeutics Holdings, Inc., a Delaware corporation (the “Company”) has elected to redeem, on August 30, 2021 (the “Redemption Date”), all of the outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $11.50 per share (the “Purchase Price”), that were issued under the Warrant Agreement, dated as of June 9, 2020 (the “Warrant Agreement”), by and between the Company (f/k/a ARYA Sciences Acquisition Corp II) and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, as part of the units sold in the Company’s initial public offering (“IPO”) at a redemption price of $0.01 per Public Warrant (the “Redemption Price”) for those Public Warrants that remain outstanding following 5:00 p.m. New York City time on the Redemption Date. Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO and are still held by the initial holders thereof or their permitted transferees are not subject to this notice of redemption.

Each whole Public Warrant entitles the holder, upon exercise, to purchase one fully paid and non-assessable share of Common Stock, at the Purchase Price. As of July 28, 2021, the most recent practicable date prior to the mailing of this Notice of Redemption, the closing price of the Common Stock on the Nasdaq Capital Market was $24.94.

Please note, that holders of the Public Warrants shall have until 5:00 p.m. New York City time on the Redemption Date to exercise such Public Warrants by paying the Purchase Price of $11.50 per share of Common Stock underlying such warrants in cash. Those who hold their Public Warrants in “street name” should immediately contact their broker to determine their broker’s procedures for exercising their Public Warrants.

Any Public Warrants that remain unexercised immediately after 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and all rights thereunder and in respect thereof will cease, except the right of the holders thereof to receive the Redemption Price in respect of each such Public Warrant. Payment of the Redemption Price is anticipated to occur on or around September 2, 2021.

Under United States federal income tax laws, Continental may be required to withhold a percentage of the payment of the Redemption Price unless such holder has furnished a valid taxpayer identification number and certification that the number supplied is correct or has otherwise established that such holder is not subject to backup withholding. Holders of the Public Warrants who wish to avoid the application of these provisions should submit either a completed IRS Form W-9 (use only if the holder is a U.S. person, including a resident alien), or the appropriate IRS Form W-8 (use only if the holder is neither a U.S. person or a resident alien), when providing the Warrant Exercise Form, if the holder has not already provided such documentation to Continental. See: IRS Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities; Publication 515, IRS Form W-9; and IRS Form W-8 forms and corresponding instructions are available through the IRS website at www.irs.gov. Holders should consult their tax advisors.

* The CUSIP number appearing herein has been included solely for the convenience of the holders of the Public Warrants. Neither the Company nor Continental shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness on the Public Warrants or as indicated herein.

Questions regarding the redemption of the Public Warrants or the procedures therefor should be directed to our information agent, Georgeson, at (888) 663-7851.

Sincerely,

CEREVEL THERAPEUTICS HOLDINGS, INC.

/s/ Kathy Yi
Kathy Yi Chief Financial Officer

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Warrantholders, Banks and Brokers

Call Toll Free: (888) 663-7851